Exhibit 99.1

MANHATTAN BANCORP

Contact Information:
Terry L. Robinson	Dean Fletcher
President /Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8080	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS FINANCIAL RESULTS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2010

LOS ANGELES, CA — January 31, 2011 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), and MBFS Holdings, Inc., which owns a majority interest in Manhattan Capital Markets LLC, announced today its financial results for the quarter and year ended December 31, 2010, reflecting sound growth, an improving deposit mix, increasing net interest margin and continued excellent asset quality in 2010.

FINANCIAL HIGHLIGHTS FOR THE YEAR

(as of, or for the periods ended December 31, 2010 compared to December 31, 2009)

•                  Total assets ended the year at $152.9 million.

•                  Total deposits increased 10.2%, to $122 million, while demand deposits and money market accounts increased 64.1%, to $84.6 million.

•                  Total loans outstanding increased 15.8% to $92.7 million

•                  Credit quality remained strong with no past due loans, no non-performing loans and no Other Real Estate Owned.

•                  The Allowance for Loan and Lease Losses represented 2.02% of total outstanding loans as of December 31, 2010 compared with 1.50% of total outstanding loans as of December 31, 2009.

•                  Annual net interest margin expanded to 4.43% for 2010 compared to 4.00% for 2009.

•                  Capital ratios exceed the levels required to be considered “well-capitalized” under generally applicable regulatory guidelines (the highest level determined by the regulatory agencies), with a Total Risk-Based Capital Ratio of 25.3%, Tier 1 Risk-Based Capital Ratio of 24.0% and Tier 1 Leverage Ratio of 18.1%.

President & Chief Executive Officer Terry L. Robinson, who assumed the lead position at Manhattan Bancorp and Bank of Manhattan effective January 1, 2011, stated “We are beginning the year with a proven team of professional bankers that have the ability to enable small businesses and professionals based in the South Bay region of Los Angeles County to experience the benefits of banking with a financially sound community bank committed to delivering superior service.”

“While the Company reported losses again in 2010, our loan quality and capital remain strong and we are confident we have the infrastructure and leadership in place to report improving trends in operating results going forward.  Our rather unique company structure that affiliates a community bank containing a significant retail mortgage division with a broker-dealer has taken more time to assemble than originally anticipated, but we believe the Company is now positioned to  benefit from the synergies we envisioned,” stated Board Chairman Grant Couch.

At December 31, 2010, the Company’s shareholder equity, including minority interest, was $24.3 million. The allowance for loan losses was $1,877,133 as of December 31, 2010, compared to $1,202,494 as of December 31, 2009. The Bank continues to take a very proactive approach in the recognition of any potential losses within the loan portfolio. The Company reported a net loss of $1,316,000 for the quarter ended December 31, 2010 and $4,610,000 for the year 2010.

The Bank, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California.  The Bank’s primary focus is relationship banking and residential mortgages to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. The Company, through its wholly owned subsidiary, MBFS Holdings, Inc., also owns a majority interest in Manhattan Capital Markets LLC.  Manhattan Capital Markets LLC is a holding company for multiple wholly-owned subsidiaries, including BOM Capital LLC, a full service mortgage-centric broker/dealer. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, mortgage-centric financing and investment opportunities, the associated operating results, and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers, mortgage-centric financing and investment opportunities, and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2009 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiaries

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2010	2010	2010	2010	2009
Balance Sheet - At Period End
Cash and due from banks	$1,872	$1,703	$2,144	$2,052	$1,214
Investments and Fed funds sold	55,465	46,215	27,736	43,288	67,558
Net loans	90,871	81,478	84,574	83,870	78,914
Other assets	4,740	5,212	4,707	5,150	4,629
Total Assets	$152,948	$134,608	$119,161	$134,360	$152,315

Non-interest-bearing deposits	$52,894	$29,785	$29,697	$30,810	$29,647
Interest-bearing deposits	69,351	72,373	57,009	70,211	81,273
Other borrowings	4,500	4,500	4,500	4,500	12,000
Other liabilities	1,873	2,306	1,776	1,555	993
Stockholders’ equity, including minority interest	24,330	25,644	26,179	27,284	28,402
Total Liabilities and Shareholders’ Equity	$152,948	$134,608	$119,161	$134,360	$152,315

Income Statement
Interest income (not tax-equivalent)	$1,639	$1,644	$1,659	$1,576	$1,338
Interest expense	228	242	243	289	251
Net interest income	1,411	1,402	1,416	1,287	1,087
Provision for loan losses	—	150	207	370	84
Net interest income after provision for loan losses	1,411	1,252	1,209	917	1,003

Non-interest income	1,878	2,480	1,646	1,744	1,149
Non-interest expense, including taxes	4,603	2,599	4,131	3,902	3,237
Net Loss, excluding minority interest	$(1,314)	$(867)	$(1,276)	$(1,241)	$(1,085)

Return on average assets	-3.73%	-2.65%	-3.74%	-3.90%	-3.57%
Return on average equity	-21.18%	-13.45%	-18.03%	-19.16%	-14.79%
Net interest margin	4.43%	4.46%	4.84%	3.99%	3.79%

Per share:
Net loss -Manhattan Bancorp shareholders- basic	$0.30	$(0.22)	$(0.32)	$(0.33)	$(0.27)
Weighted average shares used	3,988	3,988	3,988	3,988	3,988
Book value per common share at period end	$6.05	$6.35	$6.49	$6.75	$7.05
Ending shares	3,988	3,988	3,988	3,988	3,988

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	2.02%	2.24%	1.96%	1.74%	1.50%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A